Exhibit 8.1

KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS

300 North LaSalle Chicago, IL 60654
United States
Facsimile:
+1 312 862 2000	+1 312 862 2200

www.kirkland.com

July 18, 2018

Seadrill Limited

Par-la-Ville Place, 4th Floor

14 Par-la-Ville Road

Hamilton HM 08, Bermuda

RE: Seadrill Limited Registration Statement on Form F-1

Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form F-1 (File No. 333-224459) with the U.S. Securities and Exchange Commission (“SEC”) on the date hereof (the “Registration Statement”) by Seadrill Limited, a company organized under the laws of Bermuda (the “Company”), you have requested our opinion concerning certain U.S. federal income tax matters.

In connection with our opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Registration Statement, (ii) the factual statements and representations made by and on behalf of the Company in its representation letter, dated as of the date hereof and delivered to us for the purposes of our opinion, and (iii) such other documents, information and materials as we have deemed necessary or appropriate.

We have assumed the authenticity of all original documents, the accuracy of all copies, the genuineness of all signatures, and the legal capacity of all signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents that we have reviewed were true, accurate and complete at the time made and will continue to be true, accurate and complete in all respects.

In the event any of the facts, information, statements and representations contained in the documents is untrue, inaccurate or incomplete in whole or in part, one or more of the conclusions reached in our opinion may be adversely affected. We undertake no responsibility to advise you of any factual developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments.

Our opinion represents our evaluation of statutory, regulatory, judicial and administrative authorities existing as of the date hereof, any of which is subject to change at any time, potentially with retroactive effect. We undertake no responsibility to advise you of any legal developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments.

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KIRKLAND & ELLIS LLP

Seadrill Limited

July 18, 2018

Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local or foreign laws or with respect to other areas of U.S. federal taxation.

Based upon and subject to the foregoing, and to the assumptions, qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described herein, we hereby confirm that the statements of legal conclusion included in the section of the Registration Statement entitled “Material Federal Income Tax Considerations—United States Federal Income Tax Considerations” represent our opinion as to the U.S. federal income tax matters set forth therein, as of the date hereof but conditioned on the SEC declaring the Registration Statement to be effective, and subject to such further assumptions, qualifications and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

We call specific attention to the fact that our opinion in respect of the matters set forth under the subheading “—Passive Foreign Investment Company Status and Significant Tax Consequences” is at a should level of comfort and subject to our assumptions, among others, which are described therein, including such assumptions regarding (i) the composition of the Company’s assets, the source of its income, and the nature of its operations and (ii) the majority of its common shares being eligible to be freely traded without substantial limitation by the end of the third quarter of 2018. We further note that no opinion is being provided with respect to the U.S. federal income tax characterization of Seadrill Partners LLC, a company organized under the laws of the Marshall Islands, including with respect to its status as a PFIC.

The U.S. federal income tax matters discussed under the heading “Material Federal Income Tax Considerations—United States Federal Income Tax Considerations” in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the IRS and there is no assurance or guarantee the IRS will agree with our conclusions. Indeed, the IRS may challenge one or more of the conclusions contained in such discussion and may take a position that is inconsistent with the views expressed therein. There is no assurance or guarantee that a court would reach the same or similar conclusions as we have reached.

Our opinion expressed herein is being furnished in connection with the filing of the Registration Statement, is conditioned on the effectiveness of the Registration Statement, and may not be used or relied upon for any other purposes without our prior written consent. We hereby consent to the filing of our opinion with the U.S. Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to references to our opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP